Exhibit 16.1

August 30, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Davis Commodities Limited’s Form 6-K dated August 30, 2024, and we agree with the statements set forth in the Form 6-K, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Very truly yours,

/s/ Onestop Assurance PAC Onestop Assurance PAC
Singapore